Exhibit 10(o)(4)

AMENDMENT NO. 3

TO

ALLTEL CORPORATION 401(k) PLAN

(January 1, 2001 Restatement)

WHEREAS, ALLTEL Corporation (the "Company") maintains the ALLTEL Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and subsequently further amended, (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1.                                       Effective coincident with the Closing within the meaning of the Stock Purchase Agreement by and between ALLTEL Corporation and Fidelity National Financial, Inc. dated as of January 28, 2003 (the "SP Agreement"), Section 1.14 of the Plan is amended to provide as follows:

1.14                           Employer

ALLTEL Corporation and any other member of the Controlled Group that has adopted the Plan pursuant to Section 3.01 or any corresponding predecessor provision of the Plan.

2.                                       Effective as of March 31, 2003, Section 1.34 of the Plan is amended to provide as follows:

1.34                           Settlement Date

The date on which a Participant's interest under the Plan becomes distributable in accordance with Article XIV and Article XV following his termination of service.  Beginning March 31, 2003, a Participant's interest under the Plan becomes distributable in accordance with Article XIV and Article XV following his termination of service, his "severance from employment" within the meaning of Section 401(k)(2)(B)(i)(l) of the Code, or both.  Beginning March 31, 2003, the immediately preceding sentence shall apply to a Participant who had a "severance from employment" within the meaning of Section 401(k)(2)(B)(i)(l) of the Code, but not a termination of service, prior to April 1, 2003.

3.                                       Effective as of March 22, 2003, a new Article XXX is added to the end of the Plan to provide as follows:

ARTICLE XXX

SPECIAL PROVISIONS IN CONNECTION WITH FIDELITY
NATIONAL FINANCIAL, INC. TRANSACTION

30.1                           Small Benefit Cash-Out

Notwithstanding the provisions of Section 15.04, for a Participant who is employed by a Transferred Business Company within the meaning of the Stock Purchase Agreement by and between ALLTEL Corporation and Fidelity National Financial, Inc. dated as of January 28, 2003 (the "SP Agreement") as of the Closing Date within the meaning of the SP Agreement, who is a Continuing Business Employee within the meaning of the SP Agreement, who is no longer employed by any member of the Controlled Group immediately following the Closing within the meaning of the SP Agreement and who has a loan as provided in Article XVIII outstanding at the time of the Closing, the provisions of Section 15.04 shall not apply for the period during which the loan is outstanding or, if earlier, until the loan is in default.

30.2                           Compensation

Notwithstanding the provisions of Section 1.09, the Compensation of any Employee who immediately prior to the first payroll period beginning after March 22, 2003 is then indicated on Section 6.2(a) of the Disclosure Schedule to the Stock Purchase Agreement by and between ALLTEL Corporation and Fidelity National Financial, Inc. dated as of January 28, 2003 shall not include or take into account any amounts (that would otherwise be Compensation) for payroll periods beginning after March 22, 2003.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed on this 14 day of March, 2003, to be effective as provided herein.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford
Title: President & CEO

n=